Exhibit 99.1

ADESA Announces Spin-Off from ALLETE

CARMEL, Ind. — September 20, 2004 - ADESA, Inc. (NYSE: KAR) today announced that its majority stockholder, ALLETE, Inc., has completed the distribution of a stock dividend to all ALLETE stockholders.  All ADESA shares previously owned by ALLETE were distributed.

As anticipated, one share of ADESA common stock was distributed to stockholders of record as of September 13, 2004 for each share of ALLETE common stock outstanding, resulting in a total distribution of 88.6 million shares of ADESA.  The distribution was structured to qualify as a tax-free stock dividend to ALLETE shareholders and was done in book-entry form.

David Gartzke, Chairman of ADESA, commented, “We are excited to have completed the full separation of ADESA from ALLETE.  I believe ADESA is well positioned as a stand-alone company and I expect that the market will now better reflect the value of ADESA.”  Mr. Gartzke stepped down as Chairman of ALLETE in conjunction with the distribution and now serves as ADESA’s Chairman, CEO and President.

Please refer to ADESA’s Registration Statement on Form S-1 as declared effective on June 15, 2004 for further discussion of this distribution, including the terms and conditions to which the distribution was subject.

About ADESA, Inc.

ADESA, headquartered in Carmel, IN, completed its initial public offering of 6.25 million primary shares in June, 2004.  ADESA’s holdings include 53 ADESA used vehicle auctions, 28 Impact salvage auctions and 81 AFC loan production offices across North America.  For more information about ADESA, visit its Web site at www.adesainc.com.